Exhibit 4

POWER OF ATTORNEY

WB Acquisitions Inc. (“Merger Sub”), incorporated and existing under the laws of Delaware, having its address at 17018 IH 20, Cisco, TX 76437, represented by Matthew Wilks, Director, hereby authorizes Matthew Wilks to represent Merger Sub to execute on Merger Sub’s behalf all SEC forms (including any amendments thereto) that Merger Sub may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of Merger Sub’s position with, or ownership of, or transactions in securities by or on behalf of Merger Sub with Dawson Geophysical Company. The authority of such individual under this Statement shall continue for as long as Merger Sub is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to Merger Sub.

I hereby acknowledge that such individual is not assuming any of Wilks’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated: January 28, 2022

WB Acquisitions Inc.

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title:	Director